Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Plan Administrator of the
Texas Regional Bancshares, Inc.
Amended and Restated
Employee Stock Ownership Plan
(With 401(k) Provisions):

We consent to the incorporation by reference in the Registration Statements (Nos. 33-39386 and 333-75680) on Form S-8 of Texas Regional Bancshares, Inc. of our report dated June 29, 2006 relating to the statements of net assets available for benefits of the Texas Regional Bancshares, Inc. Amended and Restated Employee Stock Ownership Plan (With 401(k) Provisions) as of December 31, 2005 and 2004, and the related statements of changes in net assets available for benefits for the years then ended, the supplemental schedule H, line 4i — schedule of assets (held at end of year) as of December 31, 2005 and schedule H, line 4j — schedule of reportable transactions for the year ended December 31, 2005, which report appears in the December 31, 2005 Annual Report on Form 11-K of the Texas Regional Bancshares, Inc. Amended and Restated Employee Stock Ownership Plan (With 401(k) Provisions).

/s/ KPMG LLP

Houston, Texas
June 29, 2006